Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Danny F. Dukes
Chief Financial Officer
Appalachian Bancshares, Inc.
(706) 276-8000

Appalachian Bancshares, Inc. Receives Nasdaq Notice

ELLIJAY—September 29, 2009 – Appalachian Bancshares, Inc. (NASDAQ: APAB) (the “Company”), the bank holding company for Appalachian Community Bank, Appalachian Community Bank F.S.B., and Appalachian Real Estate Holdings, Inc., today announced that on September 23, 2009, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it failed to comply with Nasdaq’s minimum market value of publicly held shares (the “MVPHS”) and minimum bid price requirements for continued listing set forth in Nasdaq Marketplace Rule 5810(b)(1)(C) and Nasdaq Marketplace Rule 5450(a)(1) (the “Rules”), which require companies to maintain a MVPHS of $5,000,000 and a minimum bid price of $1.00 per share, respectively.

In accordance with Marketplace Rules 5810(c)(3)(D) and 5810(c)(3)(A), the Company will be provided 90 calendar days, or until December 22, 2009, and 180 calendar days, or until March 22, 2010, respectively, to regain compliance. The Staff will provide written notification to the Company that it has achieved compliance with the Rules if, at any time before December 22, 2009, the MVPHS of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days, and at any time before March 22, 2010, the minimum bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days. If the Company does not regain compliance with the Rules by the required deadlines, the Company’s common stock is subject to delisting. At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.

About Appalachian Bancshares, Inc.

The Company is based in Ellijay, Georgia, and is the holding company of Appalachian Community Bank, a Georgia state-chartered bank, Appalachian Community Bank, F.S.B., a federally-chartered thrift and Appalachian Real Estate. The Company, through Appalachian Community Bank (which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank) and Appalachian Community Bank, F.S.B., provides a full range of community banking services to individuals and to small and medium-sized businesses, through its thirteen banking offices, located in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville, McCaysville, Dahlonega and Dalton, Georgia, and in Ducktown, Tennessee, and Murphy, North Carolina. The Company’s common stock trades on the NASDAQ Global Market under the symbol APAB. For more information, please visit the Company’s website at www.apab.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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